Exhibit 99.1

Better Choice Company Reports Second Quarter 2020 Financial Results
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NEW YORK, NY, August 18, 2020 -- Better Choice Company, Inc. (OTCQB: BTTR) (the “Company” or “Better Choice”), an animal health and wellness company, today reported its financial results for the second quarter ended June 30, 2020.

“We are excited to share our second quarter 2020 results with the investor community. We have made significant progress at Better Choice in the first half of 2020, including integrating the recent Halo acquisition, expanding our e-commerce platform and accelerating our international business in Asia,” said Werner von Pein, CEO of Better Choice.

“The e-commerce and direct-to-consumer channels account for approximately 60% of our sales. Recent events surrounding COVID-19 have accelerated the shift toward online purchases of pet products, and Better Choice is well positioned in these channels of trade and in a strong position to benefit from this secular tailwind. We expect e-commerce could grow 20%+ annually over the medium term. Our international business is equally as exciting and is currently doing annual run-rate sales of approximately $10 million. We began shipping our products directly to mainland China in June, after receiving our product import registrations from the Chinese government earlier this year. Currently, we are shipping around eight containers per month and generating approximately $500,000 in monthly sales under this initiative. We continue to expect growth in Asia and are excited by the first-mover advantage Better Choice has in the continent.”

Operational Updates

•	Launched mainland China platform and initiated first shipments overseas
•	Launched e-commerce platform on Target.com and Walmart.com
•	Successfully onboarded nine new customers in the Food-Drug-Mass channel
•	BTTR continues to lead in product innovation, including vegan

Financial Results for the Second Quarter and Year-to-Date 2020

•	Year-to-date 2020 net revenue of $22.2mm reflects a ~190% increase over the comparable period in 2019. The majority of this increase is attributable to the Halo acquisition completed in December 2019
•	Second quarter 2020 net revenue of $9.9mm reflects a ~143% increase over the comparable period in 2Q19. The majority of this increase is also attributable to the Halo acquisition.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast on Tuesday, August 18th at 8:30 a.m. ET to answer questions about the Company's operational and financial highlights for the second quarter of 2020.

Event:	Better Choice Second Quarter 2020 Financial Results Conference Call
Date:	Tuesday, August 18, 2020
Time:	8:30 a.m. Eastern Time
Live Call:	+1-877-407-4018 (U.S. Toll-Free) or +1-201-689-8471 (International)
Webcast:	https://ir.betterchoicecompany.com/

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until September 1, 2020 and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 13708359.

Better Choice Company Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(Dollars in thousands, except share and per share amounts)

	Six Months Ended June 30,		Three Months Ended June 30,
	2020	2019	2020	2019

Net sales	$22,167	$7,635	$9,941	$4,084
Cost of goods sold	13,886	4,082	5,817	2,421
Gross profit	8,281	3,553	4,124	1,663
Operating expenses:
General and administrative	19,650	7,174	11,594	5,211
Share-based compensation	5,504	4,212	3,020	4,006
Sales and marketing	3,807	5,597	1,848	3,412
Customer service and warehousing	352	551	162	297
Total operating expenses	29,313	17,534	16,624	12,926
Loss from operations	(21,032)	(13,981)	(12,500)	(11,263)
Other expense:
Interest expense, net	4,731	124	2,430	62
Loss on acquisitions	-	149,988	-	149,988
Change in fair value of warrant derivative liability	2,095	193	3,474	193
Total other expense, net	6,826	150,305	5,904	150,243
Net and comprehensive loss	(27,858)	(164,286)	(18,404)	(161,506)
Preferred dividends	68	27	34	27
Net and comprehensive loss available to common stockholders	(27,926)	(164,313)	(18,438)	(161,533)
Weighted average number of shares outstanding, basic and diluted	48,733,052	21,202,188	48,939,708	30,638,048
Loss per share, basic and diluted	$(0.57)	$(7.75)	$(0.38)	$(5.27)

About Better Choice Company, Inc.
Better Choice Company Inc. is a rapidly growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings, and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products, and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Werner von Pein, CEO

Investor Contact:
Red Chip Companies, Inc
Dave Gentry
407-491-4498
dave@redchip.com